Exhibit 23.5

CONSENT OF K. BLAIR

In connection with Franco-Nevada Corporation’s registration statement on Form S-8, and any amendments thereto, and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), I, Keith Blair, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “Palmarejo Project, SW Chihuahua State, Mexico Technical Report” dated January 1, 2011 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

/s/ KEITH R. BLAIR
Name: Keith Blair
Title: Manager, Applied Geoscience LLC

Date: September 15, 2011